Filed Pursuant to Rule 424(b)(5)

Registration No. 333-232798

Supplement No. 2 to Prospectus Supplement dated November 7, 2019

(To prospectus dated August 1, 2019)

Up to $28,030,917

Shares of Common Stock

This Supplement No. 2, dated May 27, 2020, or this supplement, supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated November 7, 2019, as supplemented by Supplement No. 1, dated March 3, 2020, which together with the accompanying base prospectus dated August 1, 2019 and this Supplement No. 2, we refer to as the prospectus, relating to the offer and sale, from time to time, of shares of our common stock to or through A.G.P./Alliance Global Partners, or A.G.P., acting as our sales agent, in accordance with the terms of a sales agreement dated November 6, 2019 we entered into with A.G.P. This supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus. If there is any inconsistency between the information in the prospectus and this supplement, you should rely on the information in this supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this supplement.

On May 22, 2020, we (Qualigen Therapeutics, Inc. - formerly known as Ritter Pharmaceuticals, Inc.) completed our merger transaction, or the merger, with Qualigen, Inc., pursuant to which a wholly-owned subsidiary of ours merged with and into Qualigen, Inc., with Qualigen, Inc. continuing as the surviving corporation in the merger and as a wholly owned subsidiary of ours. We effected a 1-for-25-reverse split of our common stock after the close of business on May 22, 2020 immediately prior to the merger.

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.” The last reported sale price of our common stock on The Nasdaq Capital Market on May 26, 2020 was $7.80 per share.

The prospectus supplement dated November 7, 2019, as supplemented by Supplement No. 1, dated March 3, 2020, indicated that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able to sell under the registration statement, of which the prospectus forms a part, to one-third of our public float during any 12 calendar month period.

As of the date of this Supplement No. 2, we are no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, we may (if we wish) offer and sell under such registration statement shares of our common stock without any such “aggregate offering price in excess of one-third of our public float” limitation, from time to time through A.G.P pursuant to the terms of the sales agreement.

As of May 26, 2020, we have sold under such registration statement and the prospectus an aggregate of 24,948,337 shares of our common stock (pre-reverse stock split – equivalent to 997,933 post-reverse-stock-split shares), pursuant to the sales agreement, for gross proceeds of $5,966,584.

We will not sell any additional securities pursuant to the sales agreement and the prospectus except in compliance with the requirement set forth in the Instruction to Item 9.01 of Form 8-K, with respect to the merger.

Investing in our common stock involves a high degree of risk. See “Risk Factors” in the prospectus and under similar headings in our reports and other documents filed with the Securities and Exchange Commission which are incorporated by reference into the prospectus for an important discussion of risks and uncertainties relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, as supplemented by Supplement No. 1 and this Supplement No. 2, is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is May 27, 2020